Exhibit 10.7

SUMMARY OF DIRECTOR COMPENSATION

Non-employee directors are compensated at the rate of $700 per month ($850 per month for the chairman of the Board). In addition, non-employee directors are compensated $150 per meeting attended and $150 per day for time spent attending to other banking related matters.